Exhibit 99.1
PowerSecure Announces Strong Start to 2010 Sales
Company Kicks off 2010 with $35 Million of New Awards for Distributed
Generation Systems and EfficientLights Technology
Wake Forest, N.C. – January 25, 2009 – PowerSecure International, Inc. (Nasdaq: POWR) today announced a strong start to 2010 sales, with new business awards in late December and early January totaling approximately $35 million. This new business includes $15 million of contracts to install its smart grid Interactive Distributed Generation® power systems at hospitals, data centers, retail sites, industrial facilities, and utilities, and $20 million of new business from major grocery and drug retailers for the Company’s EfficientLights® LED lighting technology. The new Interactive Distributed Generation orders represent a broad-based pickup in demand for these systems, and the new EfficientLights orders continue the strong pace of adoption of this new technology by major retail chains. These new business awards are in addition to the landfill gas power system award announced on December 16, 2009.
The $15 million of new Distributed Generation business includes $11 million of project-based business and $4 million of recurring revenue contracts. The project-based business is expected to be completed, and revenue recognized, primarily during the first three quarters of 2010. The systems for the recurring revenue contracts are expected to be installed primarily in the first half of 2010, with associated revenues recognized over the life of the contracts ranging from 5-15 years. The $20 million of new EfficientLights revenue is expected to be recognized ratably throughout 2010.
The new Interactive Distributed Generation business also includes strong demand for PowerSecure’s NexGear® switchgear, which is being utilized by a growing number of utility and industrial customers in an increasing number of electrical system applications because of its superior engineering and ability to be quickly deployed. Additionally, this new business includes the Company’s first major order for its PowerPackages medium speed engine technology (a capability the Company acquired in mid-2009), which provides a durable, efficient source of continuous power using natural gas as its primary fuel.
The new smart grid Interactive Distributed Generation power systems will be deployed in partnership with utilities to deliver more efficient power during peak electricity demand and provide standby power for the facilities they support. These systems will be electronically controlled by PowerSecure’s monitoring center 24x7, ensuring the delivery of more efficient power is optimized, and that standby power is always ready to support customers’ operations.
The EfficientLights LED-based lighting fixtures will be installed in refrigerated cases of grocery and drug store chains to improve the quality of light illuminating their products and reduce lighting energy costs by approximately 70%. The technology also reduces maintenance expense by extending light life five-fold over traditional lighting, lowers the stores’ carbon footprint, and eliminates mercury-containing fluorescent lights.
Sidney Hinton, CEO of PowerSecure, said, “We are extremely pleased with this strong start to the year. This accelerated pace of new business gives us confidence that the economy is beginning to improve, and business investment is beginning to increase. Importantly, the orders we received over the last several weeks provide us with a great foundation for 2010. We are energized, humbled, and eager to serve this fantastic group of customers investing in PowerSecure systems and efficiency products.”
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers, as well as Energy Services to the oil and natural gas industry. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Interactive Distributed Generation®, Utility Infrastructure, and Energy Efficiency. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast peak electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power, 2) provide utilities with dedicated electric power generation assets for their demand response needs, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with regulatory consulting, power system and transmission engineering and construction, and provides businesses with energy efficiency products and services, including its state-of-the art EfficientLights lighting solution for refrigerated cases. The Company provides Energy Services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information is available at www.powersecure.com.
All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the businesses discussed in this press release and the Company’s future revenues, earnings, margins, and other financial and operating information and data; the outlook for growing the Company through innovative energy management and conservation; business operations and prospects for the Company; the outlook for future gains in the Company’s revenues due to its business initiatives; the anticipated results of the Company’s products, solutions, and technologies; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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